July 12, 2019

Northern Lights Funds Trust

17605 Wright Street

Omaha, NE 68154

Re:	Fund Reorganization

Ladies and Gentlemen:

We have acted as counsel to Leader Funds Trust, a Delaware statutory trust (the "Acquiring Trust"), on behalf of its separate investment series listed on Schedule A hereto (the "Acquiring Funds"), in connection with the Agreement and Plan of Reorganization (the “Agreement") dated July 12, 2019 by and between Northern Lights Funds Trust, a Delaware statutory trust (the "NLFT") on behalf of its separate investment series listed on Schedule A hereto (the "Acquired Funds"), the Acquiring Trust on behalf of the Acquiring Funds, providing for the acquisition by the Acquiring Funds of all of the assets and the assumption by the Acquiring Funds of all of the liabilities of the Acquired Funds, in exchange for shares of beneficial interest of the Acquiring Funds (the "Reorganization"), as set forth in the Agreement. Capitalized terms used and not otherwise defined herein shall have the meanings given those terms in the Agreement.

This opinion is being delivered pursuant to Sections 9(h) and 10(f) of the Agreement.

For purposes of this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Declaration of Trust of the Acquiring Trust as currently in effect; (ii) the By-Laws of the Acquiring Trust as currently in effect; (iii) the Proxy Statement of the NLFT on Schedule 14A as filed with the U.S. Securities and Exchange Commission with respect to the Reorganization; (iv) a certificate of the Secretary of the Acquiring Trust dated as of the date hereof, with respect to certain factual matters; (v) a certificate issued by the Secretary of the State of Delaware dated as of the date hereof with respect to the Acquiring Trust; and (vi) such other documents as we have deemed relevant for purposes of rendering our opinion pursuant to the Agreement.

Insofar as this opinion relates to certain matters of fact, information with respect to which is in the possession of the Acquiring Trust, we have relied (without independent investigation) upon certificates or representations of one or more officers of the Acquiring Trust.

Leader Funds Trust July 12, 2019

We have accepted, without independent verification, the genuineness of all signatures (whether original or copies), the legal capacity of all natural persons at all relevant times and the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, copies or facsimile copies and the accuracy of all certificates of public officials.

Any references to "our knowledge," or words of similar import, shall mean the conscious awareness, as to the existence or absence of any facts that would contradict the opinions so expressed, of those attorneys of this firm who have rendered substantive attention to the transaction to which this opinion relates. Other than as set forth herein, we have not undertaken, for purposes of this opinion, any independent investigation to determine the existence or the absence of such facts, and no inference as to our knowledge of the existence or absence of such facts should be drawn from the fact of our representation of the Acquiring Trust. Moreover, we have not searched the dockets of any court, administrative body, agency or other filing office in any jurisdiction. When any opinion set forth below relates to the existence or standing of the Acquiring Trust, such opinion is based entirely upon and is limited by the items referred to above, and we understand that the foregoing assumptions, limitations and qualifications are acceptable to you.

We do not express any opinion herein with respect to (i) the validity, binding effect or enforceability of any contractual provisions purporting to provide indemnification of any person for any claims, damages, liabilities or expenses that may be limited by any applicable federal or state securities laws or as a matter of public policy, and (ii) the availability of any equitable or other specific remedy upon any breach of the Agreement or of any agreement or obligations referred to therein.

Based upon the foregoing, we are of the opinion that:

(i) The acquisition by the applicable Acquiring Fund of the Acquired Assets of the corresponding Acquired Fund in exchange for the Acquiring Fund’s assumption of the Acquired Liabilities of the Acquired Fund and issuance of the shares of the Acquiring Fund to the Acquired Fund, followed by the distribution by the Acquired Fund of those shares to the shareholders of the Acquired Fund in exchange for their shares of the Acquired Fund in accordance with the provisions hereof, will constitute a reorganization within the meaning of section 368(a) of the Code, and the Acquired Fund and Acquiring Fund will each be “a party to a reorganization” within the meaning of section 368(b) of the Code;

(ii) No gain or loss will be recognized by the applicable Acquired Fund in the Reorganization on the transfer of its Acquired Assets to the corresponding Acquiring Fund solely in exchange for Acquiring Trust Shares of the Acquiring Fund and the assumption by the Acquiring Trust, on behalf of the Acquiring Fund, of the Acquired Liabilities of that Acquired Fund, or upon the distribution of the Acquiring Trust Shares of that Acquiring Fund to the shareholders of the Acquired Fund in complete liquidation of the Acquired Fund, except for (A) gain or loss that may be recognized with respect to “section 1256 contracts” as defined in Section 1256(b) of the Code, (B) gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss

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Leader Funds Trust July 12, 2019

that may be required to be recognized upon the transfer of an asset regardless of whether such transfer would otherwise be a non-recognition transaction under the Code;

(iii) The tax basis in the hands of each Acquiring Fund of each Acquired Asset transferred from the corresponding Acquired Fund to the Acquiring Fund in the Reorganization will be the same as the tax basis of such Acquired Asset in the hands of the Acquired Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Acquired Fund on the transfer;

(iv) The holding period in the hands of the Acquiring Fund of each Acquired Asset transferred from the corresponding Acquired Fund to the Acquiring Fund in the Reorganization, other than assets with respect to which gain or loss is required to be recognized, will include in each instance the period during which such Acquired Asset was held by the Acquired Fund;

(v) No gain or loss will be recognized by an Acquiring Fund upon its receipt of the Acquired Assets solely in exchange for Acquiring Trust Shares of that Acquiring Fund and the assumption of the Assumed Liabilities in the applicable Reorganization;

(vi) The shareholders of each Acquired Fund will recognize no gain or loss upon the exchange of all of their shares of that Acquired Fund for the shares of the corresponding Acquiring Fund as part of the applicable Reorganization;

(vii) The aggregate tax basis of the shares of each Acquiring Fund received by each shareholder of the corresponding Acquired Fund in the applicable Reorganization will equal the aggregate tax basis of the shares of the Acquired Fund surrendered in exchange therefor;

(viii) The holding periods of the shares of each Acquiring Fund received by each shareholder of the corresponding Acquired Fund in the applicable Reorganization will include the holding periods of the shares of the Acquired Fund surrendered in exchange therefor, provided that those shares of the Acquired Fund are held by that shareholder as capital assets on the date of the exchange;

(ix) The taxable year of the Acquired Fund will not end as a result of the Reorganization; and

(x) Each Acquiring Fund will succeed to and take into account as of the date of the transfer (as defined in Section 1.381(b)-1(b) of the regulations issued by the United States Treasury (“Treasury Regulations”)) the items of the corresponding Acquired Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred here from. The opinion expressed herein is given as of the date hereof and we undertake no obligation and hereby disclaim any obligation to advise you of any change after the date of this opinion pertaining to any matter referred to herein.

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Leader Funds Trust July 12, 2019

Our opinion, as expressed herein, is furnished solely for the benefit of the NLFT, its Trustees and officers, and is not to be circulated, quoted, filed publicly or relied upon by any other persons without our prior written consent.

Very truly yours,

/s/ Robert Elwood, Esq.

On behalf of Practus, LLP

SCHEDULE A

THE ACQUIRED FUNDS (each Acquired Fund is a series of Northern Lights Funds Trust)	THE ACQUIRING FUNDS (each Acquiring Fund is a series of Leader Funds Trust)

Leader Short Duration Bond Fund	Leader Short Duration Bond Fund

Leader Total Return Fund	Leader Total Return Fund

Leader Floating Rate Fund	Leader Floating Rate Fund

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